Exhibit 99.1

iPower Completes Initial Digital Asset Treasury Purchases

RANCHO CUCAMONGA, Calif., December 29, 2025 -- iPower Inc. (Nasdaq: IPW) (“iPower” or the “Company”) today announced that it has completed its initial acquisitions under its Digital Asset Treasury (“DAT”) strategy, marking the Company’s first deployment of capital into digital assets.

On Friday, December 26, 2025, through a subsidiary account maintained at BitGo, iPower executed the following transactions as part of its DAT strategy:

•	Purchased 15.1 Bitcoin (BTC) at an average price of $87,686.33 per BTC, for a total notional value of approximately $1,325,400; and
•	Purchased 301.1 Ethereum (ETH) at an average price of $2,934.67 per ETH, for a total notional value of approximately $883,600.

“We view this initial deployment as an important milestone in executing our broader crypto strategy,” said Lawrence Tan, CEO of iPower. “These purchases reflect a disciplined and measured approach to building digital asset exposure, supported by defined custody and control arrangements. We intend to continue evaluating additional purchases over time, subject to market conditions and our internal risk management framework.”

iPower noted that it may make additional digital asset purchases in the coming weeks, depending on market conditions and capital availability, consistent with the parameters of its DAT strategy.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven online retailer and a provider of value-added e-commerce services for third-party products and brands. iPower operates a nationwide fulfillment network and is expanding infrastructure across software, logistics, and manufacturing, with an aim to also pursue initiatives in digital assets and blockchain integration. For more information, please visit www.meetipower.com.

Forward-Looking Statements

All statements other than statements of historical fact in this press release are forward-looking statements, including statements regarding the implementation of iPower’s DAT strategy, the anticipated benefits of holding digital assets, and iPower’s future business plans in this sector. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that iPower believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. iPower undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, or changes in its expectations, except as may be required by law. Although iPower believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and iPower cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results and performance in iPower's Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings.

Media & Investor Contact

IPW.IR@meetipower.com